UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 21, 2016

The Kraft Heinz Company
(Exact name of registrant as specified in its charter)

Commission File Number: 001-37482

Delaware	46-2078182
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

One PPG Place, Pittsburgh, Pennsylvania 15222
(Address of principal executive offices, including zip code)

(412) 456-5700
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 21, 2016, the Board of Directors of The Kraft Heinz Company (the “Company”) appointed Feroz Dewan to serve on the Company’s Board of Directors, effective immediately. Mr. Dewan was not selected pursuant to any arrangement or understanding between him and any other person. There are no transactions between Mr. Dewan and the Company that would be reportable under Item 404(a) of Regulation S-K. Mr. Dewan was elected to serve as a member of the Audit Committee.

Mr. Dewan will receive the same compensation as our other non-employee directors. The compensation program is described in our Proxy Statement on Schedule 14A filed with the U.S. Securities and Exchange Commission on March 3, 2016. In connection with his appointment to the Board, Mr. Dewan will be granted an equity award of deferred shares under the Company’s 2016 Omnibus Incentive Plan, with an aggregate market value prorated based on the number of days he will serve as a director of the Company until the Company’s annual meeting of stockholders in 2017, divided by the closing price of a share of the Company’s common stock on the date of grant.

In addition, on October 21, 2016, the Board of Directors appointed Rafael Oliveira as Zone President of Europe, replacing Matthew Hill who will be leaving the Company.  Mr. Oliveira’s appointment and Mr. Hill’s departure will be effective October 31, 2016. The terms and conditions of Mr. Hill’s departure have not yet been determined and will be disclosed, if required, by an amendment to this Form 8-K.

The press release announcing Mr. Dewan’s election is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits
(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated October 21, 2016

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Kraft Heinz Company

Date: October 21, 2016	By:	/s/ James J. Savina
James J. Savina
Senior Vice President, Global General Counsel and Corporate Secretary

2